Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

4Q2012 AND FY2012 RESULTS

36% Increase in Full Year Product Revenue

24% Increase in Full Year XIFAXAN® Prescriptions on a Milligram Basis

29% Increase in Full Year APRISO® Prescriptions

137% Increase in Full Year RELISTOR® Prescriptions

FULYZAQ™ Approved for Symptomatic Relief of Diarrhea in Patients with HIV/AIDS on Anti-Retroviral Therapy

Initiated XIFAXAN550 Retreatment Trial for Irritable Bowel Syndrome

with Diarrhea

Acquired Extended Intestinal Release Formulation of Rifaximin

Completed Placement of $690 Million of Senior Convertible Notes

RALEIGH, NC, February 28, 2013 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the fourth quarter and full year ended December 31, 2012 and other business updates.

Total product revenue was $198.2 million for the fourth quarter of 2012, a 28% increase compared to $155.2 million for the fourth quarter of 2011. Total product revenue for the full year 2012 was $735.4 million, a 36% increase compared to $540.5 million for the full year 2011. XIFAXAN® revenue for the fourth quarter of 2012 was $147.0 million, a

37% increase compared to $107.2 million for the fourth quarter of 2011. XIFAXAN revenue for the full year 2012 was $514.5 million, a 38% increase compared to $371.7 million for the full year 2011. APRISO® revenue for the fourth quarter of 2012 was $13.7 million, a 24% increase compared to $11.1 million for the fourth quarter of 2011. APRISO revenue for the full year 2012 was $70.3 million, a 36% increase compared to $51.7 million for the full year 2011.

Total cost of products sold was $30.7 million for the fourth quarter of 2012 and $124.6 million for the full year 2012, compared to $27.5 million for the fourth quarter of 2011 and $95.4 million for the full year 2011. Gross margin on total product revenue was 84.5% for the fourth quarter of 2012 compared to 82.3% for the fourth quarter of 2011, and 83.1% for the full year 2012 compared to 82.4% for the full year 2011. Research and development expenses were $36.6 million for the fourth quarter of 2012 and $123.2 million for the full year 2012, compared to $19.1 million and $104.4 million, respectively, for the prior year periods. The increase in research and development expenses for 2012 compared to 2011 is due primarily to increased expenses related to our Phase 3 retreatment study of rifaximin for irritable bowel syndrome with diarrhea and increased personnel costs. Selling, general and administrative expenses were $70.9 million for the fourth quarter of 2012 compared to $54.2 million for the prior year period and $258.2 million for full year 2012 compared to $187.0 million for the prior year period. The increase in selling, general and administration expenses for 2012 compared to 2011 is due primarily to increased personnel costs related to our sales force expansion in 2012, increased marketing expenses related to RELISTOR, SOLESTA and XIFAXAN550 for hepatic encephalopathy and premarketing expenses related to FULYZAQ™ and GIAZO™. The Company reported GAAP net income of $17.6 million, or $0.28 per share, fully diluted, for the fourth quarter of 2012 and $64.2 million, or $1.01 per share, fully diluted, for the full year ended December 31, 2012.

Net income on a non-GAAP basis for 2012, excluding the loss on extinguishment of debt ($15.6 million), non-cash adjustments related to the repurchase of a portion of our 2028 Notes in 2012 ($9.3 million), the intangible asset impairment charge ($41.6 million), change in acquisition-related contingent consideration ($29.6 million), the difference between income taxes paid and income taxes expensed ($13.7 million), non-cash depreciation ($6.8 million), amortization ($45.4 million) , stock-based compensation ($21.2 million) and convertible debt interest expense ($35.8 million), was $205 million or $3.22 per share, fully diluted for the full year ended December 31, 2012. Net income for the fourth quarter 2012 on a non-GAAP basis, excluding the loss on extinguishment of debt ($1.2 million), change in acquisition-related contingent consideration ($1.8 million), the difference between income taxes paid and income taxes expensed ($0.5 million), non-cash depreciation ($1.7 million), amortization ($11.3 million), stock-based compensation ($6.3 million) and convertible debt interest expense ($10.9 million), was $51 million, or $0.81 per share, fully diluted.

The Company reported adjusted earnings before interest ($55.5 million), taxes ($47.6 million), depreciation ($6.8 million), intangible impairment charges ($41.6 million), amortization ($45.4 million), loss on extinguishment of debt ($15.6 million), change in acquisition-related contingent consideration ($29.6 million), and gain on adjustment of put option to fair market value ($9.3 million) (adjusted EBITDA) of $238 million for the full year 2012, which represents 38% growth over 2011 adjusted EBITDA. The Company reported adjusted earnings before interest ($15.9 million), taxes ($12.7 million), depreciation ($1.7 million), amortization ($11.3 million), loss on extinguishment of debt ($1.2 million), and change in acquisition-related contingent consideration ($1.8 million) (adjusted EBITDA) of $62 million for the fourth quarter 2012. Adjusted EBITDA is a non-GAAP measure. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures.

Cash and cash equivalents were $751.0 million as of December 31, 2012. In March 2012 Salix strengthened its balance sheet by raising $690 million through the issuance of 1.5% senior convertible notes due 2019, and using a portion of the proceeds to repurchase some of its 5.5% senior convertible notes due 2028.

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “XIFAXAN550 continued to perform well during the fourth quarter and full year of 2012. During the quarter our XIFAXAN prescription business, comprised of XIFAXAN 200 mg tablets and XIFAXAN 550 mg tablets, demonstrated impressive growth, on a milligram basis, of 25% compared to the fourth quarter of 2011, and full year growth was 24%. APRISO also demonstrated strong prescription year-over-year growth of 28% for the fourth quarter of 2012 compared to the fourth quarter of 2011, and 29% for the full year. RELISTOR prescriptions increased 90% year-over-year for the fourth quarter of 2012 compared to the fourth quarter of 2011, and 137% for the full year.

“We believe total Company product revenue for 2013 will be approximately $920 million, representing 25% growth over 2012 revenue. We believe we will be able to generate EBITDA for 2013 of approximately $344 million, representing 44% growth over 2012 adjusted EBITDA. Net income on a non-GAAP basis for 2013, excluding non-cash depreciation ($7.0 million), amortization ($48.0 million), stock-based compensation ($24.0 million), convertible debt interest expense ($43.0 million) and applying a tax provision to the adjusted income before tax ($47.0 million), we believe should be approximately $215 million, or $3.37 per share, fully diluted for the full year ending December 31, 2013.

“The current annualized run rates, based on dollarizing the January 2013 prescription data for XIFAXAN, MOVIPREP/OSMOPREP, APRISO, RELISTOR and our ‘other products’, are approximately $555 million, $117 million, $92 million, $45 million, and $40 million, respectively. In line with the full year 2013 guidance, for the first quarter of 2013 we anticipate total Company product revenue should be approximately $200 million, EBITDA should be approximately $68 million and adjusted net income should be approximately $40 million, or $0.63 per share, fully diluted, on a non-GAAP basis.”

Carolyn Logan, President and Chief Executive Officer, stated, “Our fourth quarter growth was driven primarily by XIFAXAN550, APRISO and RELISTOR. XIFAXAN continues to grow sequentially, with prescriptions, on a milligram basis, increasing 9% for the fourth quarter of 2012 compared to the third quarter of 2012. APRISO also continued to exceed the Company’s expectations during the quarter. APRISO prescriptions increased 10% during the fourth quarter of 2012 compared to the third quarter of 2012. RELISTOR prescriptions increased 18% during the fourth quarter of 2012 compared to the third quarter of 2012.

“On December 31, 2012 the Food and Drug Administration approved FULYZAQ™ (crofelemer) 125 mg delayed-release tablets for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on anti-retroviral therapy (ART). FULYZAQ is a locally-acting, minimally-absorbed drug derived from a botanical source. FULYZAQ is believed to act by blocking chloride secretion into the lumen of the GI tract and thus reducing the accompanying high volume water loss as seen in HIV associated diarrhea. It is this secretion that is believed to lead to diarrhea with the associated symptoms of dehydration, electrolyte imbalance, abdominal cramping, urgency and increased frequency. The FDA approval of FULYZAQ is a significant step forward in addressing the unmet medical need of people with HIV/AIDS on ART who experience non-infectious diarrhea, which often can lead to reduced treatment compliance. Since the introduction of antiretroviral therapy, people with HIV are living longer and thus medication compliance and tolerability, as well as quality of life issues, are increasingly prominent components of their overall health outlook. Diarrhea negatively affects quality of life and is a common reason for discontinuing or switching ART regimen. Salix’s expertise in gastrointestinal medicine should position the Company to deliver this much-needed treatment to HIV patients.

“During the fourth quarter our sales force continued launching SOLESTA® - our first-in-class, biocompatible tissue bulking agent for the treatment of fecal incontinence, or FI. Fecal incontinence is estimated to affect approximately 15% of people in the United

States over the age of 50 and is the leading reason for admission to assisted living facilities in the United States. Physicians and patients continue to show significant interest in the use of SOLESTA as an alternative to more invasive treatment options in the treatment of FI. In early November 2012 the Centers for Medicare and Medicaid Services (CMS) assigned SOLESTA a unique HCPCS code of “L8605” for reimbursement purposes. This new code should facilitate separate reimbursement for SOLESTA. SOLESTA began being billed under the new code L8605 (Injectable Bulking Agent, Anal Canal) effective January 1, 2013.

“On July 27, 2012 the Company received from the FDA a Complete Response Letter (CRL) requesting additional clinical data for our supplemental New Drug Application (sNDA) for RELISTOR (methylnaltrexone bromide) injection for subcutaneous use for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain. On October 5, 2012 Salix conducted an End-of-Review meeting with the FDA’s Division of Gastroenterology and Inborn Errors Products to better understand the contents of the letter. The Division has expressed a concern that there may be a risk associated with the chronic use of mu-opioid antagonists in patients that are taking opioids for chronic pain. In order to understand this potential risk, the Division has communicated that it believes a very large, well-controlled, chronic administration trial will have to be conducted to assess the safety of any mu-opioid antagonist prior to market approval for the treatment of patients with OIC who are taking opioids for chronic, non-cancer pain. Salix has held discussions with the Division and has expressed the view that the post-marketing, clinical and preclinical data currently available for RELISTOR adequately demonstrate an appropriate and expected safety profile sufficient to permit the approval of the current sNDA.

“The Company is continuing to work with the FDA to potentially generate a path forward that can be agreed upon by both parties for the further development and regulatory review of RELISTOR. While it is not possible to definitively determine the duration of our discussions with the FDA regarding this matter, at this time we anticipate a conclusion could be reached during 2013. Opioid induced constipation is a debilitating and unmet medical need that occurs as a consequence of opioid use in some patients that are taking opioids for chronic pain. Currently, there are no FDA-approved therapies for OIC in chronic, non-cancer pain. Before changing our RELISTOR development plans, we intend to make every effort to gain approval to extend the benefit RELISTOR has provided to relieving OIC in advanced illness patients since 2008 to meet the unmet medical need of OIC in patients with chronic, non-cancer pain.

“In respect of the currently-approved subcutaneous formulation of RELISTOR for OIC in patients with advanced illness who are receiving palliative care, physician feedback indicates a significant need in the marketplace for a treatment that targets the underlying cause of OIC without impacting opioid-mediated analgesic effects on the central nervous system. RELISTOR does this by displacing opioid binding in tissues in the gastrointestinal tract. Since we introduced RELISTOR in April 2011, an increasing number of physicians are treating their patients with advanced illness who are receiving palliative care with RELISTOR as a solution to OIC when response to laxative treatment has not been sufficient. In early November 2012 the Centers for Medicare and Medicaid Services (CMS) assigned RELISTOR a unique Healthcare Common Procedure Coding System, or HCPCS code, of “J2212” for reimbursement purposes. We estimate peak year sales of RELISTOR for advanced illness in patients who are receiving palliative care could reach $100 million.

“On February 21, 2012 the Company initiated TARGET 3 - a Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID (three times daily) for 14 days in subjects with irritable bowel syndrome with diarrhea (IBS-D) who respond to an initial treatment course with rifaximin 550 mg TID for 14 days. During the fourth quarter we continued to enroll subjects in the clinical trial. We continue to anticipate securing a FDA decision regarding approvability during the first half of 2014. During 2012 we also continued to strengthen our intellectual property relating to rifaximin for the treatment of IBS-D. A method of treatment patent regarding XIFAXAN550 for the treatment of IBS-D issued November 13, 2012 and should provide protection until 2029.

“In August 2012 Salix entered into an exclusive agreement with Alfa Wassermann S.p.A. by which we licensed rights in the United States and Canada to an extended intestinal release (EIR) formulation of rifaximin for gastrointestinal and respiratory indications, including Crohn’s disease. The EIR formulation of rifaximin has been designed to provide an efficient delivery of rifaximin by releasing the active drug following passage through the stomach in order to provide a homogeneous distribution of rifaximin in the intestinal tract. We intend to study this EIR formulation of rifaximin for its potential to target difficult to treat diseases of the intestinal tract such as Crohn’s disease. We intend to initiate two Phase 3 trials during the first half of 2013 with the goal of securing FDA approval to market EIR rifaximin for the treatment of Crohn’s disease.

“During the fourth quarter of 2012 the Company also continued to make progress in the development of budesonide foam and a new formulation of rifaximin. We have completed patient enrollment in our two budesonide foam Phase 3 trials. Currently we are targeting submission of the NDA for budesonide foam for the treatment of moderate ulcerative proctitis or proctosigmoiditis during the third quarter of 2013.

“Regarding our next generation formulation of rifaximin, our pharmacokinetic study to assist in the characterization of three prototype tablet formulations progressed during the fourth quarter of 2012, and currently we intend to move forward with the initiation of a clinical trial in the first half of 2013.

“In addition, we continued our work on the development of LUMACAN oral formulation prototypes. During the fourth quarter we initiated an exploratory study designed to evaluate fluorescence kinetics of LUMACAN following enema administration for precancerous and cancerous lesions, in respect of the quality, onset and offset of fluorescence following administration of the enema. If the enema administration is successful, we intend to proceed to orally administered test formulations. We believe that LUMACAN, if approved, has the potential to significantly improve earlier detection and diagnosis of colon cancer.

“Salix is built on a tremendous history of success - including the approval of nine New Drug Applications, the acquisition/licensing of 16 products and the establishment of a top-ranked specialty sales force since 2000. Our core business remains strong and continues to grow. Our portfolio of marketed products is complemented by our impressive pipeline of product candidates in development that should drive additional revenue growth over the long term if and as they are commercialized. Additionally, the Company continues to actively pursue additional product opportunities to expand and broaden our product portfolio. We are extremely pleased with the success we have achieved to date, and we believe the Company is well-positioned to continue to succeed in our mission of being the leading specialty pharmaceutical company licensing, developing and marketing innovative products to healthcare professionals to prevent or treat gastrointestinal disorders.”

The Company will host a conference call at 5:00 p.m. ET, on Thursday, February 28, 2013. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 756-4253 (U.S. and Canada) or (706) 902-2163 (international.) The telephone numbers to access the replay of the call are (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international). The access code for the replay is 94966362.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and

Ascorbic Acid for Oral Solution), OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, GIAZO™ (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsule, METOZOLV® ODT (metoclopramide HCl), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ™ (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (Chlorothiazide) Oral Suspension, AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Budesonide foam, RELISTOR®, LUMACAN™ and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

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Please Note: The materials provided herein that are not historical facts are or might constitute forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements involve known and unknown risks that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ materially from our expectations expressed in the report include, among others: our dependence on our first seven pharmaceutical products, particularly Xifaxan, and the uncertainty of market acceptance of our products; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational New Drug Applications; intense competition, including from generics in an increasingly global market; the possible impairment of, or inability to obtain intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global market; general economic conditions; our need to maintain profitability; the uncertainty of obtaining, and our dependence on, third parties to manufacture and sell our products; results of ongoing and any future litigation and investigations and other risk factors detailed from time to time in our other SEC filings.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2012 (unaudited)	December 31, 2011 (unaudited)	December 31, 2012	December 31, 2011
Revenues:
Net product revenues	$198,173	$155,182	$735,444	$540,488

Costs and Expenses:
Cost of products sold	30,679	27,486	124,597	95,369
Amortization of product rights and intangible assets	11,317	2,891	45,351	10,908
Research and development	36,557	19,056	123,234	104,350
Selling, general and administrative	70,921	54,202	258,187	186,988
Intangible asset impairment charge	—	—	41,600	—
Change in acquisition-related contingent consideration	1,800	27,000	(29,598)	27,000

Total costs and expenses	151,274	130,635	563,371	424,615

Income from operations	46,899	24,547	172,073	115,873
Loss on extinguishment of debt	(1,211)	—	(15,580)	—
Interest expense	(15,927)	(8,189)	(55,518)	(32,121)
Interest and other income	444	267	10,853	2,349

Income before income tax	30,205	16,625	111,828	86,101
Income tax expense/(benefit)	12,582	(16,969)	47,582	(1,298)

Net Income	$17,623	$33,594	$64,246	$87,399

Income per share, basic	$0.30	$0.57	$1.09	$1.49

Income per share, diluted	$0.28	$0.56	$1.01	$1.44

Shares used in computing net income per share, basic	58,974	59,153	58,747	58,718

Shares used in computing net income per share, diluted	62,796	65,723	63,699	65,483

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$751,006	$292,814
Accounts receivable, net	268,239	151,207
Inventory, net	90,533	49,205
Other assets	765,006	819,743

Total Assets	$1,874,784	$1,312,969

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$1,314,283	$763,332

Total liabilities	1,314,283	763,332

Common stock	61	59
Additional paid-in-capital	631,364	685,315
Other comprehensive loss	456	(111)
Accumulated deficit	(71,380)	(135,626)

Total stockholders’ equity	560,501	549,637

Total Liabilities and Stockholders’ Equity	$1,874,784	$1,312,969